UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G
                                (Amendment No. 2)

                    Under the Securities Exchange Act of 1934

                          AXIS CAPITAL HOLDINGS LIMITED
                          -----------------------------
                                (Name of Issuer)

                                  COMMON STOCK
                                  ------------
                         (Title of Class of Securities)

                                  G0692 U 10 9
                                  ------------
                                 (CUSIP Number)


                                December 31, 2005
                                -----------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

              [ ] Rule 13d-1(b)

              [ ] Rule 13d-1(c)

              [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. G0692 U 10 9                                      13G                                              PAGE 2 OF 20

------- -----------------------------------------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Thomas H. Lee Advisors (Alternative) V Limited, LDC
------- -----------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                            (a) |_|
                                                                            (b) [X]
------- -----------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY


------- -----------------------------------------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Cayman Islands
------- -----------------------------------------------------------------------------------------------------------------
                             5    SOLE VOTING POWER

        NUMBER OF                 -0-
         SHARES
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ------ ---------------------------------------------------------------------------------------
                             6    SHARED VOTING POWER

                                  -0-

                           ------ ---------------------------------------------------------------------------------------
                             7    SOLE DISPOSITIVE POWER

                                  -0-

                           ------ ---------------------------------------------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  -0-

-------------------------- ------ ---------------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        -0-
------- -----------------------------------------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                                        [_]
------- -----------------------------------------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        -0-
------- -----------------------------------------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        OO

------- -----------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. G0692 U 10 9                                      13G                                              PAGE 3 OF 20

------- -----------------------------------------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        THL Advisors (Alternative) V, L.P.
------- -----------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                            (a) |_|
                                                                            (b) [X]
------- -----------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY



------- -----------------------------------------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Cayman Islands
------- -----------------------------------------------------------------------------------------------------------------
                             5    SOLE VOTING POWER

        NUMBER OF                 -0-
         SHARES
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ------ ---------------------------------------------------------------------------------------
                             6    SHARED VOTING POWER

                                  -0-

                           ------ ---------------------------------------------------------------------------------------
                             7    SOLE DISPOSITIVE POWER

                                  -0-

                           ------ ---------------------------------------------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  -0-

-------------------------- ------ ---------------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        -0-


------- -----------------------------------------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                                        [_]
------- -----------------------------------------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        -0-

------- -----------------------------------------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        PN
------- -----------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. G0692 U 10 9                                      13G                                              PAGE 4 OF 20

------- -----------------------------------------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Thomas H. Lee (Alternative) Fund V, L.P.
------- -----------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                            (a) |_|
                                                                            (b) [X]
------- -----------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY


------- -----------------------------------------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Cayman Islands
------- -----------------------------------------------------------------------------------------------------------------
                             5    SOLE VOTING POWER

        NUMBER OF                 -0-
         SHARES
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ------ ---------------------------------------------------------------------------------------
                             6    SHARED VOTING POWER

                                  -0-

                           ------ ---------------------------------------------------------------------------------------
                             7    SOLE DISPOSITIVE POWER

                                  -0-

                           ------ ---------------------------------------------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  -0-

-------------------------- ------ ---------------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        -0-
------- -----------------------------------------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                                        [_]
------- -----------------------------------------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        -0-
------- -----------------------------------------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        PN
------- -----------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. G0692 U 10 9                                      13G                                              PAGE 5 OF 20

------- -----------------------------------------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Thomas H. Lee (Alternative) Parallel Fund V, L.P.
------- -----------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                            (a) |_|
                                                                            (b) [X]
------- -----------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY


------- -----------------------------------------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Cayman Islands
------- -----------------------------------------------------------------------------------------------------------------
                             5    SOLE VOTING POWER

        NUMBER OF                 -0-
         SHARES
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ------ ---------------------------------------------------------------------------------------
                             6    SHARED VOTING POWER

                                  -0-

                           ------ ---------------------------------------------------------------------------------------
                             7    SOLE DISPOSITIVE POWER

                                  -0-

                           ------ ---------------------------------------------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  -0-

-------------------------- ------ ---------------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        -0-
------- -----------------------------------------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                                        [_]
------- -----------------------------------------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        -0-
------- -----------------------------------------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        PN
------- -----------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. G0692 U 10 9                                      13G                                              PAGE 6 OF 20

------- -----------------------------------------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Thomas H. Lee (Alternative) Cayman Fund V, L.P.
------- -----------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                            (a) |_|
                                                                            (b) [X]
------- -----------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY



------- -----------------------------------------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Cayman Islands
------- -----------------------------------------------------------------------------------------------------------------
                             5    SOLE VOTING POWER

        NUMBER OF                 -0-
         SHARES
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ------ ---------------------------------------------------------------------------------------
                             6    SHARED VOTING POWER

                                  -0-

                           ------ ---------------------------------------------------------------------------------------
                             7    SOLE DISPOSITIVE POWER

                                  -0-

                           ------ ---------------------------------------------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  -0-

-------------------------- ------ ---------------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        -0-
------- -----------------------------------------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                                        [_]
------- -----------------------------------------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        -0-
------- -----------------------------------------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        PN
------- -----------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. G0692 U 10 9                                      13G                                              PAGE 7 OF 20

------- -----------------------------------------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Putnam Investment Holdings, LLC
------- -----------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                            (a) |_|
                                                                            (b) [X]
------- -----------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY


------- -----------------------------------------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
------- -----------------------------------------------------------------------------------------------------------------
                             5    SOLE VOTING POWER

        NUMBER OF                 -0-
         SHARES
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ------ ---------------------------------------------------------------------------------------
                             6    SHARED VOTING POWER

                                  -0-

                           ------ ---------------------------------------------------------------------------------------
                             7    SOLE DISPOSITIVE POWER

                                  -0-

                           ------ ---------------------------------------------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  -0-

-------------------------- ------ ---------------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        -0-
------- -----------------------------------------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                                        [_]
------- -----------------------------------------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        -0-
------- -----------------------------------------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        OO
------- -----------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. G0692 U 10 9                                      13G                                              PAGE 8 OF 20

------- -----------------------------------------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Putnam Investments Employees' Securities Company I LLC
------- -----------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                            (a) |_|
                                                                            (b) [X]
------- -----------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY



------- -----------------------------------------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
------- -----------------------------------------------------------------------------------------------------------------
                             5    SOLE VOTING POWER

        NUMBER OF                 -0-
         SHARES
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ------ ---------------------------------------------------------------------------------------
                             6    SHARED VOTING POWER

                                  -0-

                           ------ ---------------------------------------------------------------------------------------
                             7    SOLE DISPOSITIVE POWER

                                  -0-

                           ------ ---------------------------------------------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  -0-

-------------------------- ------ ---------------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        -0-
------- -----------------------------------------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                                        [_]
------- -----------------------------------------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        -0-
------- -----------------------------------------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        OO
------- -----------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. G0692 U 10 9                                      13G                                              PAGE 9 OF 20

------- -----------------------------------------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Putnam Investments Employees' Securities Company II LLC
------- -----------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                            (a) |_|
                                                                            (b) [X]
------- -----------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY



------- -----------------------------------------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
------- -----------------------------------------------------------------------------------------------------------------
                             5    SOLE VOTING POWER

        NUMBER OF                 -0-
         SHARES
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ------ ---------------------------------------------------------------------------------------
                             6    SHARED VOTING POWER

                                  -0-

                           ------ ---------------------------------------------------------------------------------------
                             7    SOLE DISPOSITIVE POWER

                                  -0-

                           ------ ---------------------------------------------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  -0-

-------------------------- ------ ---------------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        -0-
------- -----------------------------------------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                                        [_]
------- -----------------------------------------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        -0-
------- -----------------------------------------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        OO
------- -----------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1 (a). NAME OF ISSUER:

            Axis Capital Holdings Limited

ITEM 1 (b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            106 Pitts Bay Road, Hamilton, Pembroke HM08, Bermuda

ITEM 2 (a). NAME OF PERSON FILING:

            Thomas H. Lee Advisors (Alternative) V Limited, LDC
            THL Advisors (Alternative) V, L.P.
            Thomas H. Lee (Alternative) Fund V, L.P.
            Thomas H. Lee (Alternative) Parallel Fund V, L.P. Thomas H. Lee (Alternative) Cayman Fund V, L.P.
            Putnam Investment Holdings, LLC
            Putnam Investments Employees' Securities Company I LLC Putnam Investments Employees' Securities Company II LLC

ITEM 2 (b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            For the THL entities:
            c/o Thomas H. Lee Partners, L.P.
            100 Federal Street, 35th Floor
            Boston, MA 02110

            For the Putnam entities:
            c/o Putnam Investments, LLC
            One Post Office Square
            Boston, MA 02109

ITEM 2 (c). CITIZENSHIP:

            Thomas H. Lee Advisors (Alternative) V Limited, LDC - Cayman Islands THL Advisors (Alternative) V, L.P. - Cayman Islands
            Thomas H. Lee (Alternative) Fund V, L.P. - Cayman Islands
            Thomas H. Lee (Alternative) Parallel Fund V, L.P. - Cayman Islands Thomas H. Lee (Alternative) Cayman Fund V, L.P. - Cayman Islands Putnam Investment Holdings, LLC - Delaware
            Putnam Investments Employees' Securities Company I LLC - Delaware Putnam Investments Employees' Securities Company II LLC - Delaware

ITEM 2 (d). TITLE OF CLASS OF SECURITIES:

            Common Stock, $0.0125 par value per share

ITEM 2 (e). CUSIP NUMBER:

            G0692 U 10 9

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR
         (C), CHECK WHETHER THE PERSON FILING IS A: -- NOT APPLICABLE -

          (a) [_] Broker or dealer registered under Section 15 of the Exchange Act;

          (b) [_]   Bank as defined in Section 3(a)(6) of the Exchange Act;

          (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act;

          (d) [_] Investment company registered under Section 8 of the Investment Company Act;

          (e) [_]   An investment adviser in accordance with Rule
                    13d-1(b)(1)(ii)(E);

          (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

          (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

          (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

          (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

          (j) [_]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.  OWNERSHIP

          (a)  Amount Beneficially Owned:

           As of December 31, 2005, all of the Reporting Persons listed above had sold all shares of the Issuer's common stock and no longer had direct or beneficial ownership of any shares of the Issuer.

          (b)  Percent of Class: See Item 11 of each cover page.

          (c)  Number of Shares as to which Such Person has:

               (i)  Sole power to vote or to direct the vote:
                    See Item 5 of each cover page

               (ii) Shared power to vote or to direct the vote:
                    See Item 6 of each cover page

               (iii) Sole power to dispose or to direct the disposition of:
                     See Item 7 of each cover page

               (iv) Shared power to dispose or to direct the disposition of:
                    See Item 8 of each cover page

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          See Item 4(a) above.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY


          - Not Applicable -


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

           Not Applicable. The reporting persons expressly disclaim membership in a "group" as used in Rule 13d-1(b)(1)(ii)(J).

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

           - Not Applicable -

ITEM 10. CERTIFICATION

           Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2006.                     THOMAS H. LEE ADVISORS
                                               (ALTERNATIVE) V LIMITED, LDC

                                                By: /s/ Charles P. Holden
                                                    ----------------------------
                                                    Name:  Charles P. Holden
                                                    Title: Assistant Treasurer


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

           ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2006.               THL ADVISORS (ALTERNATIVE) V, L.P.

                                         By: Thomas H. Lee Advisors
                                             (Alternative) V Limited, LDC,
                                             its General Partner


                                         By: /s/ Charles P. Holden
                                             -----------------------------------
                                             Name:  Charles P. Holden
                                             Title: Assistant Treasurer


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

           ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2006.
                                       THOMAS H. LEE (ALTERNATIVE) FUND V, L.P.,

                                       By: THL Advisors (Alternative) V, L.P.,
                                           its General Partner

                                       By: Thomas H. Lee Advisors
                                           (Alternative) V Limited, LDC,
                                           its General Partner


                                       By: /s/ Charles P. Holden
                                           -------------------------------------
                                           Name:  Charles P. Holden
                                           Title: Assistant Treasurer


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

           ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2006.
                                        THOMAS H. LEE (ALTERNATIVE) PARALLEL
                                        FUND V, L.P.,

                                        By: THL Advisors (Alternative) V, L.P.,
                                            its General Partner

                                        By: Thomas H. Lee Advisors
                                            (Alternative) V Limited, LDC,
                                            its General Partner


                                        By: /s/ Charles P. Holden
                                            ------------------------------------
                                            Name:  Charles P. Holden
                                            Title: Assistant Treasurer


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

           ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2006.
                                      THOMAS H. LEE (ALTERNATIVE) CAYMAN
                                      FUND V, L.P.,

                                      By: THL Advisors (Alternative) V, L.P.,
                                          its General Partner

                                      By: Thomas H. Lee Advisors
                                          (Alternative) V Limited, LDC,
                                          its General Partner


                                      By:  /s/ Charles P. Holden
                                          --------------------------------------
                                          Name:  Charles P. Holden
                                          Title: Assistant Treasurer


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

           ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2006.
                                            PUTNAM INVESTMENT HOLDINGS, LLC

                                            By: Putnam Investments, LLC,
                                                its Managing Member


                                            By: /s/ Robert T. Burns
                                                --------------------------------
                                                Name:  Robert T. Burns
                                                Title: Managing Director



The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

           ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                   SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2006.
                                          PUTNAM INVESTMENTS EMPLOYEES'
                                          SECURITIES COMPANY I LLC,

                                          By: Putnam Investment Holdings, LLC,
                                              its Managing Member

                                          By: Putnam Investments, LLC,
                                              its Managing Member


                                          By:  /s/ Robert T. Burns
                                              ----------------------------------
                                              Name:  Robert T. Burns
                                              Title: Managing Director

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

           ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2006.
                                           PUTNAM INVESTMENTS EMPLOYEES'
                                           SECURITIES COMPANY II LLC,

                                           By: Putnam Investment Holdings, LLC,
                                               its Managing Member

                                           By: Putnam Investments, LLC,
                                               its Managing Member


                                           By:  /s/ Robert T. Burns
                                               ---------------------------------
                                               Name:  Robert T. Burns
                                               Title: Managing Director




The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

           ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)